As filed with the Securities and Exchange Commission on January 12, 2006
Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NOVAVAX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-2816046 (I.R.S. Employer Identification No.)
508 Lapp Road, Malvern, Pennsylvania 19355
(Address of Principal Executive Offices) (Zip Code)
2005 STOCK INCENTIVE PLAN
(Full Title of the Plan)
Rahul Singhvi
President & Chief Executive Officer
Novavax, Inc.
508 Lapp Road
Malvern, Pennsylvania 19355
(Name and Address of Agent For Service)
(484) 913-1200
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)	Per Share(2)	Offering Price	Registration Fee(3)
Common Stock, $.01 par value	2,565,724	$3.99	$10,237,238	$853.86

(1)	Amount to be registered includes 2,000,000 shares of common stock, $.01 par value, initially set aside and reserved for issuance and an additional 565,724 shares of common stock that had been held in reserve under the Registrant’s 1995 Stock Option Plan (the “1995 Plan”) and were unused; such 565,724 shares were transferred to the Registrant’s 2005 Stock Incentive Plan (the “Plan”) upon approval of the Plan by stockholders. In addition, a maximum 5,746,468 shares of common stock subject to existing options under the 1995 Plan may revert to and become issuable under the Plan if such existing options granted under the 1995 Plan should for any reason expire or otherwise terminate. All shares of common stock under the 1995 Plan have been registered, pursuant to a Registration Statement on Form S-8, File No. 33-80279, filed with the Securities and Exchange Commission on December 11, 1995, a Registration Statement on Form S-8, File No. 333-77611, filed on May 3, 1999, a Registration Statement on Form S-8, File No. 333-46000, filed on September 18, 2000, a Registration Statement on Form S-8, File No. 333-97931, filed on August 9, 2002, and a Registration Statement on Form S-8, File No. 333-110401, filed on November 12, 2003. Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low sale prices of the common stock on the Nasdaq National Market on January 6, 2006, in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(3)	Registration fee is being paid only with respect to 2,000,000 shares of common stock of the Registrant newly issuable under the Plan, as all other shares issuable or that may become issuable under the Plan have heretofore been registered with the Securities and Exchange Commission and fees paid with respect thereto.

PART I            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information required by this Part I are not required to be filed as part of this Registration Statement on Form S-8 pursuant to the rules and regulations of the Securities and Exchange Commission and the introductory note to Part I of Form S-8. Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 in Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.
     The documents containing the information required by this Part I will be sent or given to participants in the Novavax, Inc. 2005 Stock Incentive Plan (the “Plan”) as required by Rule 428(b)(1). The documents incorporated by reference in this Registration Statement on Form S-8 (other than exhibits to such documents) and other documents required to be delivered to employees pursuant to Rule 428(b) will be sent or given without charge to participants in the Plan upon written or oral request. Written requests should be directed to Novavax, Inc., 508 Lapp Road, Malvern, PA 19355, Attn: Chief Financial Officer. Telephone requests may be directed to (484) 913-1200.
PART II            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement on Form S-8:
1.	The Registrant’s Annual Report on Form 10-K (as amended) for the fiscal year ended December 31, 2004;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

3.	The Registrant’s Current Reports on Form 8-K filed on March 14, 2005, March 22, 2005, April 5, 2005, July 5, 2005, July 22, 2005, August 10, 2005, August 16, 2005, September 28, 2005, October 24, 2005, October 31, 2005, November 2, 2005, November 15, 2005 and December 8, 2005; and

4.	The description of the Registrant’s Common Stock ($.01 par value) contained in the Registrant’s Registration Statement No. 0-26770 on Form 10 filed on September 14, 1995 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to such time as the Registrant files a post-effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered hereby have been sold, or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement on Form S-8 and to be a part hereof from the date of filing of such documents; provided, that the Registrant is not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Legal matters in connection with the issuance of common stock offered hereby have been passed upon for the Registrant by White White & Van Etten LLP, 55 Cambridge Parkway, Cambridge, Massachusetts 02142, as counsel to Registrant. David A. White, a partner of such firm, owns 30,000 shares of the common stock of the Registrant.
Item 6. Indemnification of Directors and Officers
General Corporation Law of Delaware
     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
Certificate of Incorporation and By-laws
     Article NINTH of Novavax’s Amended and Restated Certificate of Incorporation provides that a person (a) shall be indemnified against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or other proceeding (other than an action by or in the right of the company) to which he or she was or is a party or is threatened to be made a party by virtue of his or her position as a director or officer of the company or, at the company’s request, as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) shall be indemnified against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in the company’s favor to which he or she was or is a party or is threatened to be made a party by virtue of his or her position as a director or officer of the company or, at the company’s request, as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company, except that no indemnification shall be made with respect to any matter under (b) as to which such person shall have been adjudged to be liable to the company, unless and only to the extent that the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless the company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the company notice of the action for which indemnity is sought and the company has the right to participate in such action or assume the defense thereof.

     Article NINTH of Novavax’s Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to directors or officers, the company must indemnify those persons to the fullest extent permitted by such law as so amended. The company is also permitted to maintain insurance to protect itself and any director, officer, employee or agent against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
     The company maintains insurance under which the insurers will reimburse the company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the company. The insurance is subject to certain limitations and exclusions.
Indemnity Agreements
     The company has entered into indemnity agreements with each of its directors. Each agreement provides that, with respect to third party proceedings, the company is obligated to indemnify a director if such director was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the company) by reason of the fact that he or she is or was a director and/or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all “expenses” (as defined in the agreements), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director (or on his or her behalf) in connection with such proceeding. In order to be eligible for indemnification, the director must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
     The company is also obligated to provide indemnification if the director was or is a party or is threatened to be made a party to any proceeding by or in the right of the company to procure a judgment in its favor by reason of the fact that the individual is or was a director and/or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses actually and reasonably incurred by the director (or on his or her behalf) in connection with the defense or settlement of such proceeding (or any claim, issue or matter therein). Again, no such indemnification is permitted unless the indemnitee acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, no indemnification shall be made in respect of any claim, issue or matter as to which a director shall have been adjudged to be liable to the company unless and only to the extent that the Delaware Court of Chancery (or other court in which such proceeding was brought or is pending) determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     To the extent that a director has been successful on the merits or otherwise (whether partially or in full) in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all expenses actually and reasonably incurred in connection therewith. Moreover, indemnitees have the right to advancement by the company prior to the final disposition of any proceeding or any claim, issue or other matter therein of any and all expenses incurred in defense of such proceeding or any claim, issue or other matter. A director must repay any amounts actually advanced to him or her that, at the final disposition of the proceeding to which the advance related, exceeded the amounts paid or payable by the director. The company must also have received an undertaking by or on behalf of the director to repay such amounts to the extent that it is ultimately determined that the director is not entitled to be indemnified.
     A condition precedent to the right to be indemnified or receive advancement of expenses is the delivery of written notice by the director to the company as soon as practicable of any proceeding for which indemnity or advancement will or could be sought. A director will be entitled to indemnification so long as he or she met the appropriate standard of conduct or was successful on the merits or otherwise in defense of any such proceeding. Determination of a director’s entitlement to indemnification will be made, in the case of a change in control, by independent counsel to the Board and, in all other cases, by a majority vote of disinterested directors (even though less than a quorum), independent counsel, majority vote of a quorum of outstanding stock of all classes entitled to vote, or a court of competent jurisdiction.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
     Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of January, 2006.

NOVAVAX, INC.
By:	/s/ Rahul Singhvi
Rahul Singhvi, President
and Chief Executive Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Novavax, Inc., hereby severally constitute Rahul Singhvi and Dennis W. Genge and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Novavax, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Rahul Singhvi Rahul Singhvi	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2006

/s/ Dennis W. Genge Dennis W. Genge	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2006

/s/ Gary C. Evans Gary C. Evans	Chairman of the Board of Directors and Director	January 12, 2006

Mitchell J. Kelly	Director

/s/ J. Michael Lazarus, M.D. J. Michael Lazarus, M.D.	Director	January 12, 2006

/s/ John O. Marsh, Jr. John O. Marsh, Jr.	Director	January 12, 2006

/s/ Michael A. McManus Michael A. McManus	Director	January 12, 2006

/s/ Denis M. O’Donnell, M.D. Denis M. O’Donnell, M.D.	Director	January 12, 2006

Exhibit Index

Exhibit
Number	Description
5*	Opinion of White White & Van Etten LLP

10	Novavax, Inc. 2005 Stock Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement as filed March 29, 2005 in connection with the annual meeting of stockholders held on May 4, 2005)

23.1*	Consent of Ernst & Young LLP, registered independent public accounting firm

23.2*	Consent of White White & Van Etten LLP (included in Exhibit 5)

24	Power of Attorney (included in the signature pages of this Registration Statement)

*Filed herewith.